Exhibit 99.1

SenesTech Announces Second Quarter 2020 Financial and Operational Results

PHOENIX, Aug. 12, 2020 /PRNewswire/ -- SenesTech, Inc. (NASDAQ: SNES), a developer of proprietary, next generation technologies for managing animal pest populations through fertility control, today announced financial and operational results for the second quarter of fiscal year 2020, which ended on June 30, 2020.

Ken Siegel, CEO of SenesTech, commented, “I am pleased with the steady progress SenesTech made during the quarter in face of the severe headwinds of COVID-19. During the second quarter, we reported revenue growth, advancement of key pilot programs for the municipal and poultry industries, progress in the positioning of ContraPest as a highly effective tool when included as part of an integrated pest management strategy, creation of our direct-to-consumer online platform, and advancement toward making the product more user friendly and available for use in an increasing numbers of applications.”

“The second quarter marked our highest revenue quarter over the past six quarters which excludes product donated to Washington D.C. for their assistance in helping us conduct studies in the District. Washington D.C. has indicated it will be deploying ContraPest on a widespread basis as their budget permits. We likewise have made progress in additional municipalities and poultry facilities with confirmation from program directors that ContraPest will be added to their repertoire in the third quarter. At the same time, our new e-commerce platform has enabled us to tap the direct to consumer market, that although small, is showing significant month to month growth.”

“We remain focused on executing on our vision of completely revamping SenesTech towards becoming a long-term and sustainable commercial sales organization. We are putting in place the necessary tools and infrastructure to accomplish this goal and are confident that the aggressive actions we have taken over the past 12 months will continue to show in our economic performance in the near future.”

This Quarter’s Highlights

●	Revenue during the second quarter of 2020 was approximately $71,000 compared to approximately $24,000 in the second quarter of 2019.

●	After concluding an initial deployment with demonstrated success, the Company arranged to provide ContraPest to Washington DC to help the District rapidly scale ContraPest.

●	Despite challenges posed by COVID-19 restrictions, key field deployment projects continued successfully in poultry and municipal applications.

●	On a GAAP basis, net loss for the second quarter of 2020 was $(1.6) million, compared with a net loss of $(2.3) million for second quarter of 2019.

●	Adjusted EBITDA loss, which is a non-GAAP measure of operating performance, for the second quarter of 2020 was $(1.4) million versus $(2.0) million in the second quarter of 2019.

●	The Company applied for and received a loan of $645,700 pursuant to the Paycheck Protection Program (“PPP”) of the CARES Act. The loan is subject to forgiveness to the extent proceeds are used for qualifying expenses, which the Company believes will be the case.

●	In April 2020, the Company closed a public offering of units consisting of common stock, warrants to purchase shares of common stock and pre-funded warrants to purchase shares of common stock, with net proceeds of $4.3 million.

●	Cash balance at the end of the second quarter was $4.7 million.

As previously reported, in response to the uncertainty created by the novel coronavirus (COVID-19), the Company implemented a number of staff and salary reductions, operational safeguards and greatly reduced business travel and in-office presence.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date and Time: 5:00 pm ET (2:00 pm PT) on Wednesday, August 12, 2020

Call-in Information: Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/.

Replay: A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10147160. A webcast replay will be available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/ for 90 days.

About SenesTech

SenesTech is changing the model for pest management by targeting one of the root causes of the problem: reproduction.

ContraPest® is an innovative technology with an approach that targets the reproductive capabilities of both sexes in rat populations, inducing egg loss in female rats and impairing sperm development in males. Using a proprietary bait delivery method, ContraPest® is dispensed in a highly palatable liquid formulation that promotes sustained consumption by rat communities. ContraPest® is designed, formulated and dispensed to be low hazard for handlers and non-target species such as wildlife, livestock and pets, where the active ingredients break down rapidly.

We believe ContraPest® will establish a new paradigm in rodent control, resulting in a decreased reliance on lethal options. For more information visit the SenesTech website at www.senestech.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. “Forward-looking statements” may be preceded by words such as “may,” “future,” “plan” or “planned,” “will,” “should,” “expected,” “anticipates,” “continue,” “eventually,” “believes,” or “projected.” Forward-looking statements include statements concerning continued or additional success of deployments and success of our products; the ability to receive forgiveness on PPP loans; the potential impact and effects of the COVID-19 pandemic on the Company’s business, results of operations and financial performance; any measures the Company has and may take in response to COVID-19 and any expectations the Company may have with respect thereto; the Company’s strategy and target marketing and markets; continuing the Company’s vision; expected benefits of the Company’s initiatives and continuation of those initiatives; the continuation or expansion of the use of ContraPest; demand for ContraPest; the Company’s expectation regarding costs, expenses and cash and continuing its cost improvement plan; future financial results; and the Company’s execution of its strategic business plan.

Investors should not unduly rely on forward-looking statements. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those made in the forward-looking statements, including as a result of various factors and other risks, such as market acceptance and demand for the Company’s products, customers completing order commitments, the Company’s ability to reduce costs and execute on its plans and continuing to believe it is following the best strategy, the Company having sufficient financing, and other factors identified in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports filed on Form 10-Q. All forward-looking statements speak only as of the date on which they were made based on management’s assumptions as of such date. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC,
602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc.,
928-779-4143

SENESTECH, INC.

CONDENSED BALANCE SHEETS

(In thousands, except shares and per share data)

	June 30,	December 31,
	2020	2019
ASSETS	(Unaudited)

Current assets:
Cash	$4,718	$1,936
Accounts receivable trade, net	45	26
Accounts receivable-other	-	123
Prepaid expenses	284	257
Inventory	1,135	1,180
Deposits	18	20
Total current assets	6,200	3,542

Right to use asset-operating leases	573	699
Property and equipment, net	564	738
Total assets	$7,337	$4,979

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$114	$123
Accounts payable	640	265
Accrued expenses	399	1,193
Total current liabilities	1,153	1,581

Long-term debt, net	714	137
Operating lease liability	577	694
Total liabilities	2,444	2,412

Commitments and contingencies (See note 12)	-	-

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 3,398,832 and 1,414,671 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	3	1
Additional paid-in capital	105,117	98,433
Accumulated deficit	(100,227)	(95,867)
Total stockholders’ equity	4,893	2,567

Total liabilities and stockholders’ equity	$7,337	$4,979

The accompanying notes are an integral part of these financial statements.

SENESTECH, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except shares and per share data)

(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2020	2019	2020	2019

Revenue:
Sales	$71	$24	$108	$43
Cost of sales	43	21	65	33
Gross profit	28	3	43	10

Operating expenses:
Research and development	226	463	522	927
Selling, general and administrative	1,427	1,831	3,472	3,735
Total operating expenses	1,653	2,294	3,994	4,662

Net operating loss	(1,625)	(2,291)	(3,951)	(4,652)

Other income (expense):
Interest income	-	11	2	26
Interest expense	(7)	(11)	(15)	(24)
Other income (expense)	3	2	18	(3)
Total other income (expense)	(4)	2	5	(1)

Net loss and comprehensive loss	(1,629)	(2,289)	$(3,946)	$(4,653)
Deemed dividend-warrant price protection-revaluation adjustment	-	-	414	-
Net loss attributable to common shareholders	$(1,629)	$(2,289)	$(4,360)	$(4,653)

Weighted average common shares outstanding - basic and fully diluted	2,760,875	1,227,628	2,186,089	1,201,917

Net loss per common share - basic and fully diluted	$(0.59)	$(1.86)	$(1.99)	$(3.87)

The accompanying notes are an integral part of these financial statements.

SenesTech Inc.

Itemized Reconciliation Between Net Loss and Non-GAAP Adjusted EBITDA

For the Three and Six Months Ended June 30, 2020 and 2019

(Unaudited)

(in thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2020	2019	2020	2019
Net Loss (As Reported, GAAP)	(1,629)	(2,289)	(3,946)	(4,653)

Non-GAAP Adjustments:
Interest expense (income), net	7	-	13	(2)
Stock-based compensation	140	219	291	471
Reserve for future severance payments	-	-	(51)	-
(Gain) loss on sale of assets	(3)	2	(18)	2
Change in fair value of derivative	-	(4)	-	1
Depreciation expense	71	102	102	213
Total of non-GAAP adjustments	215	319	337	685

Adjusted EBITDA Loss (Non-GAAP)	(1,414)	(1,970)	(3,609)	(3,968)